Exhibit 10-a

Adopted by Board of Directors
July 30, 1991


                        PSI ENERGY, INC.
                      ANNUAL INCENTIVE PLAN


        (As Amended and Restated Effective July 1, 1991)


                          INTRODUCTION

     Effective January 1, 1987, PSI Energy, Inc. (formerly Public Service Company of Indiana, Inc.) adopted a short-term incentive compensation plan (Annual Incentive Plan) for the exclusive benefit of its eligible employees. The Plan is an incentive compensation plan in which certain employees are granted awards payable in cash based upon the extent to which certain predetermined goals are attained during the applicable calendar year.

     This document is a continuation of and complete restatement of the Plan. The Plan, effective July 1, 1991, is set forth in its entirety.




                            ARTICLE 1
                           DEFINITIONS

     Whenever used in this document, the following terms shall have the respective meanings set forth below, unless a different meaning is plainly required by the context:
1.1 "Actual Incentive" means, with respect to each Participant, the Minimum Incentive which when adjusted in the manner set forth in Article 6 (Annual
     Performance Award), constitutes the percentage applied to a Participant's Earnings as of the applicable date as determined by PSI's Committee which is the actual amount of incentive compensation opportunity available for a particular Performance Period. However, a Participant's Actual Incentive may not exceed his Maximum Incentive.
1.2 "Annual Performance Award" means, with respect to each Participant, the short-term incentive compensation award to which a Participant becomes entitled upon the attainment of certain Corporate Target Goals and Individual Goals for a particular Performance Period, and which is calculated in the manner set forth in
     Article 6 (Annual Performance Award).
1.3 "Beneficiary" means, with respect to each Participant, the recipient designated by the Participant and, upon the Participant's death entitled in accordance with the Plan's terms to receive the benefits to be paid with respect to the Participant.
1.4 "Chief Executive Officer" means the Employee elected by PSI's Board of Directors to serve as the chief executive officer of PSI.
1.5 "Corporate Target Goal" means an objective performance criterion pertaining to PSI performance, efficiency, or profitability such as, but not limited to, cash flow, cost per kilowatt-hour, retained earnings, or return on equity, used in determining whether a Participant is entitled to receive an Annual
     Performance Award at the end of a Performance Period.
1.6  "Earnings" means (a) with respect to an Exempt
     Employee, the amount of the Employee's total annual base salary (based on the Employee's monthly base salary received as remuneration for services performed for the Performance Period, exclusive of any allowances, premiums, bonuses, overtime, or other forms or types of compensation) for the Performance
     Period; and (b) with respect to either a Non-Exempt Employee or a Union Employee, the amount of the Employee's total annual base wage (based on the Employee's hourly base rate of pay received for services performed for the Performance Period, exclusive of any allowances, premiums, bonuses, overtime, or other forms or types of compensation) for the Performance Period.
1.7 "Employee" means any person in the employ of PSI at any time on or after July 1, 1991.
1.8 "Employees' Life Insurance Plan" means PSI's general employee life insurance plan known as the "PSI Energy, Inc. Employees' Life Insurance Plan," and as the same may be, from time to time, amended.
1.9 "Exempt Employee" means an Employee who is regularly employed by his Employer for 30 or more hours per week, whose pay is customarily computed on a monthly basis, and whose employment is not subject to FLSA overtime and record keeping provisions.
1.10 "FLSA" means the Fair Labor Standards Act of 1938, as amended from time to time, and interpretive rulings and regulations.
1.11 "Incentive Factor" means the numerical variable assigned by PSI's Committee which corresponds to the extent to which a Corporate Target Goal or an Individual Goal has been met for a particular
     Performance Period.
1.12 "Individual Goal" means an objective performance criterion pertaining to individual performance or achievement used in determining whether a Participant is entitled to receive an Annual Performance Award at the end of a Performance Period.
1.13 "Maximum Incentive" means, with respect to each Participant, the percentage applied to a Participant's Earnings as of the applicable date determined by PSI's Committee to be the appropriate maximum incentive compensation opportunity for a particular Performance Period.
1.14 "Minimum Incentive" means, with respect to each Participant, the percentage applied to a Participant's Earnings as of the applicable date determined by PSI's Committee to be the appropriate minimum incentive compensation opportunity for a particular Performance Period.
1.15 "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time, and interpretive rulings and regulations.
1.16 "Non-Exempt Employee" means an Employee who is regularly employed by his Employer for 30 or more hours per week, whose pay is customarily computed on an hourly, weekly, or bi-weekly basis, whose employment is subject to FLSA overtime and record keeping provisions, and who is not assigned to an employment position covered by a collective bargaining agreement to which his Employer is a party.
1.17 "Participant" means any Exempt Employee, Non-Exempt Employee, or Union Employee selected by PSI's Board of Directors to participate in the Plan pursuant to
     Article 5 (Eligibility).
1.18 "Performance Period" means the period of time over which performance with respect to a Corporate Target
     Goal or an Individual Goal is measured.  Each
     Performance Period shall consist of a one year period beginning on January 1 of each calendar year and ending on December 31 of the same calendar year.
1.19 "Plan" means the short-term incentive compensation plan known as the "PSI Energy, Inc. Annual Incentive Plan," and as the same may be, from time to time, amended. Effective July l, l991, this document sets forth the Plan.
1.20 "PSI" means PSI Energy, Inc., an Indiana corporation, and any corporation which shall succeed to the business of that corporation as described in Article
     17 (Continuance By a Successor).
1.21 "PSI's Board of Directors" means PSI's duly constituted Board of Directors on the applicable date.
1.22 "PSI's Committee" means the duly designated
     Compensation and Nominating Committee of PSI's Board of Directors.
1.23 "Resources" means PSI Resources, Inc., an Indiana corporation, or any other corporation whose common stock is registered and traded on the New York Stock Exchange and which owns all of the issued and outstanding common stock of PSI.
1.24 "Resources' Board of Directors" means the duly constituted board of directors of Resources on the applicable date.
1.25 "Total Disability" means, with respect to any Participant, a mental or physical condition as result of an illness or injury which, in the judgment of PSI's Committee, based upon medical reports and other evidence satisfactory to PSI's Committee, prevents the Participant from engaging in any gainful occupation for which the Participant is reasonably qualified by reason of education, training, or experience.
1.26 "Union Employee" means an Employee who is regularly employed by his Employer for 30 or more hours per week, whose pay is customarily computed on an hourly, weekly, or bi-weekly basis, whose employment is subject to FLSA overtime and record keeping provisions, and who is assigned to an employment position covered by a collective bargaining agreement to which his Employer is a party.

     The uses of singular and masculine words are for practical purposes only and shall be deemed to include the plural and feminine, respectively, unless the context plainly indicates a distinction. Certain other definitions, as required, appear in the following Articles of the Plan.

                            ARTICLE 2
                     EFFECTIVE DATE OF PLAN

     The Plan's provisions, as originally adopted, were effective January 1, 1987. The Plan's provisions, as amended and set forth in this document, are effective July 1, 1991.

                            ARTICLE 3
                         PURPOSE OF PLAN

     One of the Plan's purposes is to benefit shareholders and ratepayers by the accomplishment of specific challenging and demanding corporate and personalized goals, enhancement of teamwork, motivation, high achievement, and the attraction and retention of qualified Employees. Upon the accomplishment of these corporate and personalized goals, the Plan provides a reward for performance and maximum effort by Employees who contribute to PSI's success. The Plan is an annual incentive compensation plan in which an Exempt Employee, a Non-Exempt Employee, or a Union Employee who is selected to participate in the Plan is granted an award payable in cash, but only to the extent that certain predetermined goals are attained during the applicable calendar year used to measure performance.

                            ARTICLE 4
                         ADMINISTRATION

     (a) The Plan shall be administered by PSI's Committee which shall consist of members of PSI's Board of Directors who are disinterested persons under Rule 16b-3 promulgated under the 1934 Act and successor rules. PSI's Committee is authorized to establish all rules and regulations and to appoint any agents as it deems appropriate for the Plan's proper administration and to make any determinations under and to take any steps in connection with the Plan for the benefits provided under the Plan as it deems necessary or advisable. PSI's Committee may require PSI to enter into agreements with each Participant as it deems appropriate to reflect each Participant's interests under the Plan.

     (b) PSI's Committee shall have exclusive discretionary authority and right to determine eligibility for participation in the Plan and to interpret, construe, and regulate the Plan. The decision of PSI's Committee with respect to any questions arising as to the Employees selected to participate in the Plan, the amount, and time of payment of benefits under the Plan or any other matters concerning the Plan, including its interpretation, construction, or regulation, shall be final, conclusive and binding on PSI, Employees, Participants, and Beneficiaries.

                            ARTICLE 5
                           ELIGIBILITY

     (a) The group of Employees eligible to participate in the Plan shall consist of Exempt Employees, Non-Exempt Employees, and Union Employees who have the potential to contribute to PSI's future success.

     (b) From time to time, the Chief Executive Officer may recommend to PSI's Committee that any eligible Employee participate in the Plan. After reviewing the recommendations, and after considering the duties of each recommended Employee, his present and potential contribution to PSI's success, his other compensation provided by PSI and any other factors as it deems relevant, PSI's Board of Directors shall select those Employees who will participate in the Plan. When an eligible Employee becomes a Participant in the Plan at other than the beginning of a Performance Period, the amount of any Annual Performance Award to which he may become entitled shall be adjusted to reflect his actual time of service as a Participant during the Performance Period.

                            ARTICLE 6
                    ANNUAL PERFORMANCE AWARD

     The Annual Performance Award, with respect to each Participant, for each Performance Period shall be calculated in the following manner:

     (a) The appropriate weight for achieving a particular Corporate Target Goal shall be determined by multiplying the Incentive Factor attributable to the extent to which the particular Corporate Target Goal has been met for the Performance Period times the weight (expressed as a percentage) assigned to that Corporate Target Goal. If there are two or more Corporate Target Goals for a particular Performance Period, then the weight for achieving each Corporate Target Goal shall be calculated in the manner set forth in the immediately preceding sentence;

     (b) The appropriate weight for achieving a particular Individual Goal shall be determined by multiplying the Incentive Factor attributable to the extent to which the particular Individual Goal has been met for the Performance Period times the weight (expressed as a percentage) assigned to that Individual Goal. If there are two or more Individual Goals for a particular Performance Period, then the weight for achieving each Individual Goal shall be calculated in the manner set forth in the immediately preceding sentence;

     (c) After the weight for achieving each Corporate Target Goal and Individual Goal for the particular Performance Period has been calculated in the manner set forth in Paragraphs (a) and (b), the resulting percentages shall be added and the total sum shall be multiplied by the Participant's Minimum Incentive in order to determine the Participant's Actual Incentive; and

     (d) The Participant's Actual Incentive shall then be multiplied by the Participant's Earnings for the applicable
Performance Period. The resulting number, expressed in terms of the nearest whole dollar, is the Participant's Annual
Performance Award.

                            ARTICLE 7
           CORPORATE TARGET GOALS AND INDIVIDUAL GOALS

     (a) The Corporate Target Goal for each Performance Period, which Corporate Target Goal shall be applicable to all Participants, shall be determined by PSI's Committee. When there are more than one Corporate Target Goal for a particular Performance Period, PSI's Committee may, but is not required to, assign each goal equal weight and PSI's Committee may, but is not required to, condition the entitlement to an Annual Performance Award upon the attainment of one or more Corporate Target Goals.

     (b) PSI's Committee may, but is not required to, establish one or more Individual Goals for a Participant for each Performance Period in addition to establishing one or more Corporate Target Goals. When there are more than one Individual Goal for a Participant for a particular Performance Period, PSI's Committee may, but is not required to, assign each goal equal weight.

                            ARTICLE 8
                          DISTRIBUTION

     After a determination has been made by PSI's Committee as to the amount of Annual Performance Award to which a Participant is entitled at the end of a Performance Period, the resulting Annual Performance Award shall be paid to the Participant in cash in one lump sum on the first business day of March following the end of the Performance Period for which the Performance Award was made.

                            ARTICLE 9
             CONDITIONS TO ANNUAL PERFORMANCE AWARDS

 9.1 Government Regulations

     The Plan shall be subject to all applicable laws, rules, and regulations and to all approvals by any governmental agencies as may be required.

 9.2 Continued Employment

     (a) A Participant whose employment terminates by reason of a quit, resignation, or discharge prior to the end of the particular Performance Period shall be automatically divested of any interest in or to any Annual Performance Award for that Performance Period. If a Participant who has quit, resigned, or who has been discharged is re-employed by PSI prior to the end of the Performance Period in which the quit, resignation, or discharge occurred, the Employee shall be reinstated as a Participant for that Performance Period, but any Annual Performance Award shall be adjusted to reflect the actual time of service of the re-employed Participant during the Performance Period.

     (b) A Participant whose employment terminates by reason of retirement or death prior to the end of the particular Performance Period shall not necessarily be totally divested of his interest in or to any Annual Performance Award for that Performance Period. Instead, a determination shall be made by PSI's Committee with respect to the retired or deceased Participant as to the amount of the Annual Performance Award to which he would have been entitled had he been a Participant on the last day of the applicable Performance Period as though the retirement or death had not occurred. However, any determination shall be adjusted to reflect the actual time of service of the retired or deceased Participant during the Performance Period prior to the effective date of his retirement or the date of his death.

     (c) A Participant who during an applicable Performance Period has incurred Total Disability shall not necessarily be totally divested of his interest in or to any Annual Performance Award for that Performance Period. Instead, a determination shall be made by PSI's Committee with respect to the totally disabled Participant as to the amount of the Annual Performance Award to which he would have been entitled had he not been totally disabled during the applicable Performance Period. However, any determination shall be adjusted to reflect the actual time of service of the totally disabled Participant during the Performance Period.



                           ARTICLE 10
                           BENEFICIARY

     If a Participant dies prior to the date on which an Annual Performance Award or any installment thereof, is distributed, the Annual Performance Award shall be paid to the highest priority person or persons surviving at the time distribution is actually paid or commences. Distribution priorities are as follows:

     (a) The Participant's Beneficiary
         designated under the Participant's
         last will and testament;
     (b) The Participant's Beneficiary
         designated under PSI's Employees'
         Life Insurance Plan;
     (c) The Participant's surviving spouse;
     (d) The Participant's surviving
         children, including adopted
         children;
     (e) The Participant's surviving parents;
     (f) The Participant's surviving brothers and sisters; or
     (g) The Participant's estate.

Distribution of the Annual Performance Award to a Beneficiary shall be made on the same date or dates as the Annual
Performance Award would have been made to the Participant as if then living.

                           ARTICLE 11
                   NON-ALIENATION OF BENEFITS

     The Plan shall not in any manner be liable for, or subject to, the debts or liabilities of any Participant or Beneficiary. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind.




                           ARTICLE 12
                    FUNDING POLICY AND METHOD

     The Plan shall be totally unfunded. No benefit or promise under the Plan shall be secured by any specific assets of PSI, nor shall any assets of PSI be designated as attributable or allocated to the satisfaction of PSI's obligations under the Plan.

                           ARTICLE 13
                        CHANGE IN CONTROL

     If a Change in Control of Resources occurs, each Corporate Target Goal and Individual Goal shall be deemed to have been fully satisfied at the Maximum Incentive level and each Participant shall be entitled to receive an Incentive Award in the same manner as though the Maximum Incentive level had been obtained for the full Performance Period.
     A Change in Control of Resources shall occur if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) of more than 50 percent of the then outstanding voting stock of Resources, otherwise than through a transaction arranged by, or consummated with the prior approval of, Resources' Board of Directors, (b) Resources' shareholders approve a definitive agreement to merge or consolidate Resources with or into another corporation in a transaction in which neither Resources nor any of its subsidiaries or affiliates will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of Resources' assets to any person or group other than Resources or any of its subsidiaries or affiliates, other than a merger or a sale which will result in the voting securities of Resources outstanding prior to the merger or sale continuing to represent at least 50 percent of the combined voting power of the voting securities of the corporation surviving the merger or purchasing the assets; or (c) during any period of two consecutive years, individuals who at the beginning of that period constitute Resources' Board of Directors (and any new director whose election by the Board of Directors or whose nomination for election by Resources' shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason, with the exception of the exercise of the voting rights conferred upon the record holders of Resources' cumulative preferred stock pursuant to the provision of subparagraph (iii) of Article V(B)(iii) of Resources' Articles of Incorporation, to constitute a majority of Resources' Board of Directors.

     Notwithstanding the provisions of Article 16 (Amendment and Termination), the provisions of this Article may not be amended by an amendment to the Plan effected within three years following a Change in Control.

                           ARTICLE 14
                          MISCELLANEOUS

14.1 No Enlargement of Employee Benefits

     This Plan is strictly a voluntary undertaking on the part of PSI and shall not be deemed to constitute a contract between PSI and any Participant or to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the service of PSI or to interfere with the right of PSI to discharge any Participant at any time. No Participant shall have any right to benefits except to the extent provided in the Plan. Nothing contained in the Plan shall be deemed to give any Participant a continued entitlement to receive an Annual Performance Award for any Performance Period. Any award under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of PSI unless otherwise provided by that plan, and shall not affect any benefits under any other PSI benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.2 Notice of Address

     Each Participant and Beneficiary entitled to benefits under the Plan must file with the Company's Committee, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to a person at his latest post office address as filed with PSI's Committee will, upon deposit in the United States mail with postage prepaid, be binding upon that person for all purposes of the Plan.

14.3 No Individual Liability

     It is the Plan's express purpose and intention that, except as otherwise required by law, no individual liability whatever shall attach to, or be incurred by, the shareholders, officers, or members of PSI's Board of Directors, or any representatives appointed by PSI, under or by reason of any of the terms or conditions of the Plan. Each Participant shall be legally bound by the Plan's provisions.

14.4 Delegation of Administrative Duties

     Administrative duties imposed by this Plan may be delegated by PSI's Committee to a PSI Employee charged with those duties.

14.5 Governing Laws

     The Plan shall be construed and administered according to the laws of the State of Indiana to the extent that those laws are not preempted by the laws of the United States of America.

14.6 Risk of Participation

     Nothing contained in the Plan shall be construed either as a guarantee by PSI, or shareholders, officers, employees or members of PSI's Board of Directors, of the value of any assets of the Plan or as an agreement by the Plan or PSI, or its shareholders, officers, employees or members of PSI's Board of Directors, to indemnify anyone for any losses, damages, costs and/or expenses resulting from participation in the Plan or any investment, reinvestment, sale, distribution or retention of any Plan assets.

14.7 Headings

     The headings of articles, sections, subsections, paragraphs or other parts of the Plan are for convenience of reference only and do not define, limit, construe or otherwise affect the contents of the Plan.




                           ARTICLE 15
                          CONTRIBUTIONS

     No contributions to the Plan by Participants shall be required or permitted under the Plan.

                           ARTICLE 16
                    AMENDMENT AND TERMINATION

     PSI, by resolution of PSI's Board of Directors, shall have the right, authority and power to alter, amend, modify, revoke or terminate the Plan, and PSI, by resolution of PSI's Board of Directors, shall also have the right, authority and power to discontinue or suspend the payment of benefits under the Plan.

                           ARTICLE 17
                   CONTINUANCE BY A SUCCESSOR

     If PSI is reorganized by way of merger, consolidation, transfer of assets or otherwise, so that another corporation, partnership or person shall succeed to all or substantially all of PSI's business, the successor may be substituted for PSI under the Plan by adopting the Plan.

     IN WITNESS WHEREOF, PSI Energy, Inc. by action of its shareholders has caused this master plan document to be executed and approved by its duly authorized officers effective as of July 1, 1991.


BY:/s/ James E. Rogers, Jr.
   (James E. Rogers, Jr.)  Chairman


APPROVED:/s/ Cheryl M. Foley
             (Cheryl M. Foley)
            Vice President and
             General Counsel